UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2013

PATRIOT MINEFINDERS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

700 - 510 West Hastings Street, Vancouver, British Columbia, Canada	V6B 1L8
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (604) 687-7130

N/A
(Former name or former address, changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into a Material Definitive Agreement

Option Agreement

Patriot Minefinders Inc. (“Patriot” or the “Company”) announces that the Definitive Agreement (“Agreement”) between Patriot and Bearing Resources Ltd. was signed on February 18, 2013 regarding the KM 66 Property (the “Property”). The Agreement allows Patriot to earn 75% interest on the Property.

The Agreement includes the following terms:

Patriot shall pay a total of US$9,075,000 earn-in payments, as follows:

US$150,000 on the signing of the definitive agreement (the “Effective Date”);
US$150,000 on the first anniversary of the Effective Date;
US$400,000 on the second anniversary of the Effective Date;
US$500,000 on the third anniversary of the Effective Date; and
US$7,875,000 on the fourth anniversary of the Effective Date;

The Company must undertake work expenditures totalling US$2,000,000 before April 23, 2015, of which US$200,000 must be completed before June 30, 2013, US$300,000 before April 23, 2014, and US$1,300,000 before April 23, 2015; maintain the property in good standing; complete a bankable feasibility study by the eight anniversary; and pay to Bearing on signing of the definitive agreement 1,200,000 shares in the common stock of the Company.

At the Company’s election, it may purchase the property outright on the first anniversary for US$5,575,000, or after the second anniversary for US$5,875,000, or after the third anniversary for US$6,875,000.

Upon execution and delivery of the Agreement, an amount equal to the estimated land taxes payable for the period commencing on January 1, 2013 and ending December 31, 2013.

Should the Company complete all its work commitments and payments obligations but fail to prepare a bankable feasibility study by the eight anniversary it shall be deemed to have earned a 65% interest.

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Patriot announces that Mr. John LaGourgue, who was appointed as a Director of the Company on January 22, 2013, has been appointed Chief Executive Officer of the Company effective February 1, 2013.

The company thanks Mr. John Schweitzer for his work as past CEO of the company and wishes him well in future endeavours.

Item 9.01 Financial Statements and Exhibits

99.1	News Release dated February 22, 2013

99.2	Option Agreement dated February 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.

/s/ John LaGourgue
John LaGourgue
Director and CEO

Date: February 22, 2013